Exhibit 10.26

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 17th day of December 2012, between Riverview Bank with principal offices at 3rd and Market Streets, Halifax, PA 17032, (the “Bank”) and Terry L. Hoppes, a Pennsylvania resident (hereinafter referred to as the “Executive”).

WITNESSETH:

WHEREAS, the Bank is the wholly owned subsidiary of Riverview Financial Corporation;

WHEREAS, Executive has been engaged in the business of wealth management, including but not limited to financial planning including retirement planning, education funding planning, life insurance, fixed annuities, variable life, variable annuities, employee benefit programs, investment management, and long term care planning (“Business”);

WHEREAS, Bank has purchased certain assets of the Executive pursuant to an asset purchase agreement by and between the Bank and Executive d/b/a Hoppes Financial Services dated December 17, 2012 (“Asset Purchase Agreement”);

WHEREAS, the continued involvement by the Executive in a business in competition with the Bank would diminish the value of the Business and the assets purchased by the Bank; and

WHEREAS, Bank desires to retain the Executive for the period and upon the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the mutual covenants set forth below and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

I.  TERM OF EMPLOYMENT

1.         The Bank hereby employs the Executive as a Producer and President of Wealth Management Division as set forth below, and the Executive hereby accepts this employment and agrees to render such services to the Bank on the terms and conditions as set forth in this Agreement. This Agreement shall be for a two (2) year period (the “Employment Period”) beginning on the Effective Time, as defined in the Asset Purchase Agreement, and if not previously terminated pursuant to the terms of this Agreement, shall end two (2) years later (the “Initial Term”). The Employment Period shall be extended automatically for one (1) additional year on the first anniversary date of this Agreement (“Renewal Date”) and then on each anniversary of the Renewal Date of this Agreement thereafter, unless the Bank or the Executive gives contrary written notice to the other thirty (30) days prior to the anniversary date so that upon such anniversary date if notice had not been previously given as provided in this Section 1.1, the Employment Period shall continue for a two (2) year period thereafter. References in the Agreement to “Employment Period” shall refer to the Initial Term of this Agreement and any extensions to the Initial Term. It is the intention of the parties that this Agreement be “Evergreen” unless (i) either party gives written notice to the other party of his or its intention not to renew this Agreement as provided above or (ii) this Agreement is terminated pursuant to Section VI of this Agreement.

2.         During the term of this Agreement, the Executive shall perform such executive services for the Bank as are consistent with his title and as are assigned to him by the Bank’s Chief Executive Officer (“CEO”), President, Chief Operating Officer, or their designee.

3.         During the term of this Agreement, the Executive shall devote his best efforts, including all of his business time, attention and energies exclusively to the business interests of the Bank; notwithstanding the foregoing, Executive shall be considered a dual employee of both the Bank and the broker/dealer with which the Bank has entered into a securities brokerage services agreement.

4.         Executive agrees to maintain his current professional licenses, including but not limited to insurance producer and investment advisor representative.

II.  COMPETITIVE ACTIVITIES

1.         The Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Corporation and the Bank and accordingly agrees that for time period provided in Section IL 3, the Executive shall not, except as otherwise permitted in writing by the Bank:

(a)   be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the Business, (2) the banking (including bank holding company) or financial services industry, or (3) any other activity in which the Corporation or the Bank or any of their subsidiaries are engaged during the Employment Period in Pennsylvania, Arizona, Delaware, Florida, Georgia, Massachusetts, New Jersey, South Carolina, West Virginia or any other state in which Executive does business while employed by the Bank (“Non-Competition Area”);

(b)   provide financial or other assistance to any person, firm, corporation, or enterprise engaged in (1) the Business, (2) the banking (including bank holding company) or financial services industry, or (3) any other activity in which the Corporation or the Bank or any of their subsidiaries are engaged during the Employment Period, in the Non-Competition Area;

(c)   directly or indirectly solicit persons or entities who were customers or referral sources of the Corporation, the Bank or their subsidiaries within six (6) months of the Executive’s termination of employment, to become a customer or referral source of a person or entity which competes with the Corporation, the Bank or their subsidiaries;

(d)   directly or indirectly solicit employees of the Corporation, the Bank or their subsidiaries who were employed within two (2) years of the Executive’s termination of employment to work for anyone other than the Corporation, the Bank or their subsidiaries; or

(e)   make derogatory comments regarding any products or services provided by or persons associated with the Bank.

2.         It is expressly understood and agreed that, although the Executive, the Corporation, and the Bank consider the restrictions contained in Section II hereof reasonable for the purpose of preserving for the Corporation and the Bank and their subsidiaries their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section Ili hereof is an unreasonable or otherwise unenforceable restriction against the Executive, the provisions of Section II.1 hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

3.         The provisions of this Section II shall be applicable, commencing on the date of this Agreement and ending two (2) year after the date of the Executive’s termination of employment by either party.

4.         Notwithstanding anything contained herein to the contrary, in the event that the Bank terminates this Agreement or the Executive terminates his employment all of the obligations of this Section II shall remain in effect and survive the termination of this Agreement.

III. COMPENSATION

The Bank will compensate the Executive for the Executive’s services during the term of the Agreement at an Annual Base Salary of One Hundred Thousand Dollars ($100,000) per year (“Annual Base Salary”), payable at the same times as salaries are payable to other executive employees. The Bank may from time to time increase the Executive’s Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section to reflect the increased amounts

For services performed by Executive under this Agreement, Bank may, from time to time, pay a bonus or bonuses to Executive as Bank, in its sole discretion, deems appropriate or as the parties mutually agree pursuant to a written schedule which shall be attached hereto as Exhibit A and incorporated herein by reference. The payment of any such bonuses shall not reduce or otherwise affect any other obligations of Bank to Executive provided for in this Agreement.

IV.  PARTICIPATION IN RETIREMENT AND MEDICAL PLANS

LIFE INSURANCE AND DISABILITY

The Executive shall be allowed to participate, if eligible and if he qualifies, in any employee benefit plan of the Bank relating to pension, profit-sharing or other retirement benefits and health or medical coverage or reimbursement plans that the Bank may adopt for the benefit of its employees, pursuant to the terms of the respective plan.

V. TERMINATION

1.         In the event the Executive’s employment is terminated, the Executive’s right to compensation and other benefits under this agreement shall be as set forth hereinafter in this Section V.

2.         If the Executive’s employment with the Bank is terminated by the Bank for any reason other than Cause as defined in Section V.5, then the Executive shall be entitled to an amount equal to one (1) times the Executive’s Annual Base Salary as defined in Section Ill of this Agreement, minus applicable taxes and withholdings payable in twelve (12) equal monthly installments beginning within thirty (30) days of the Executive’s separation of service as defined in Code Section 409A. In addition, the Bank shall provide the Executive with continuation of coverage for its benefit plans for twelve (12) months after the Executive’s separation of service if allowable under the plan and applicable law.

3.         Any termination of the Executive’s employment by the Bank or by the Executive shall be communicated by written notice of termination to the other party by means of United States certified mail, return receipt requested, pursuant to Section VI.2 of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall (1) indicate the specific termination provision in the Agreement relied upon; (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and (iii) specify a date of termination.

4.         The Executive shall not be required to mitigate the amount of any payment provided under this Agreement by seeking employment or otherwise. The amount of payment or the benefit provided under this agreement shall not be reduced by any compensation earned by the Executive as a result of employment by another employer or by reason of the Executive’s receipt of or right to receive any retirement or other benefit after the date of termination of employment.

5.         Termination for Cause. The Board of Directors of the Bank may terminate the Executive’s employment at any time for cause. For purposes of this agreement “Cause” includes

(a) the Executive’s conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive;

(b) the Executive’s willful failure to follow the good faith lawful instructions of the President, CEO, or their designee with respect to the operations of Corporation and Bank;

(c) the Executive’s willful failure to perform the Executive’s duties to the Bank;

(d) the Executive’s intentional violation of the provisions of this Agreement;

(e) dishonesty or gross negligence of the Executive in the performance of his duties;

(f) conduct on the part of the Executive that brings public discredit to the Corporation or the Bank;

(g) the Executive’s breach of fiduciary duty involving personal gain;

(h) the Executive’s willful violation of any law, rule or regulation governing broker-dealers, banks or bank officers or any final cease and desist order issued by a bank regulatory authority;

(i) the Executive’s unlawful discrimination, including harassment, against employees, customers, business associates, contractors or visitors of the Corporation or the Bank;

(j) the Executive’s theft or abuse of the Corporation or the Bank’s property or the property of customers, employees, contractors, vendors or business associates of the Corporation or the Bank;

(k) any final removal or prohibition order to which the Executive is subject, by a federal or state governmental agency;

(l) any act of fraud or misappropriation by the Executive; or

(m) failure to maintain his professional licenses which he holds at the time of signing this Agreement and any such licenses procured thereafter.

If this Agreement is terminated for Cause, the Executive’s rights under this Agreement shall cease as of the effective date of such termination and the Bank shall have no further obligations under this Agreement.

VI. MISCELLANEOUS

1.         This Agreement may not be modified, changed, amended, extended, or altered except in writing signed by the Executive or by his duly authorized representative, and by a duly authorized officer of the Bank.

2.         All notices given or required to be given shall be in writing, sent by United States certified mail, return receipt requested, postage prepaid, to the Executive (or to the Executive’s spouse or estate upon the Executive’s death) at the Executive’s last known address, and to the Bank at its principal office.  All such notices shall be effective when deposited in the mail in the manner specified in this Section VI.2. Either party by written notice may change or designate the place for receipt of all such notices.

3.         This Agreement amends and supersedes all previous agreements regarding employment between the Executive, the Corporation, and the Bank.  Notwithstanding the foregoing, it is understood that the agreements and covenants made hereby are independent from the provisions in the Asset Purchase Agreement, the agreements and covenants made hereby are supported by separate and adequate consideration.

VII. SUCCESSORS

This Agreement shall inure to the benefit of and be binding upon the Executive, and, to the extent applicable, his heirs, assigns, executors, personal representatives, and the Bank, its successors, and assigns, including, without limitation, any person, partnership, or corporation which may acquire all or substantially all of the Bank’s assets and business, or with into which the Bank may be consolidated or merged. This provision shall apply in the event of any subsequent merger, consolidation, transfer.

VIII. APPLICABLE LAW

This Agreement shall be governed in all respects and be interpreted by and under the laws of the Commonwealth of Pennsylvania, except to the extent that such law may be preempted by applicable federal law, in which event this Agreement shall be governed and interpreted by and under federal law.

IX. SEVERABILITY

If any provision in this Agreement is held to be invalid, void, or unenforceable by an arbitrator, the remaining provisions nevertheless shall continue in full force and effect.

X. ARBITRATION

Each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement, are to be submitted for resolution, in Marysville, Pennsylvania, to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules”), except for the enforcement of the provisions of Section II which may be litigated in court, including an action for injunctive or other relief, The Bank or the Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. The Bank and the Executive may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association’s pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of

Pennsylvania but shall be bound by the substantive law applicable to this Agreement, The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction, Following written notice of a request for arbitration, the Bank and the Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement.

XI.  CODE SECTION 409A

1.         If  when the Executive’s employment terminates, the Executive is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), then despite any provision of this Agreement or other plan or agreement to the contrary, the Executive will not be entitled to the payments until the earliest of; (a) the date that is at least six months after the Executive’s separation from service, as defined in Code Section 409A, for reasons other than the Executive’s death, (b) the date of the Executive’s death, or (c) any earlier date that does not result in additional tax or interest to the Executive under Code Section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum with any remaining payments to commence in accordance with the terms of this Agreement or other applicable plan or agreement.

2.         Any payments made pursuant to this Agreement, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision.

3.         The parties hereto intend that any and all post-employment compensation under this Agreement satisfy the requirements of Section 409A or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes pursuant to Section 409A. Any terms riot specifically defined shall have the meaning as set forth in Section 409A,

4.         Notwithstanding the foregoing, no payment shall be made pursuant to Section V unless such termination of employment is a “separation of service” as defined in Code Section 409A.

IN WITNESS WHEREOF, the parties have duly executed this Agreement a of the day and year first above written.

ATTEST:	RIVERVIEW BANK

/s/ Brett Fulk	By:	/s/ Robert M. Garst

WITNESS	EXECUTIVE

/s/ James C. Bohorad	/s/ Terry L. Hoppes
Terry L. Hoppes